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                                                                    EXHIBIT a(8)
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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 11, 1999 (the "Offer to Purchase") and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Goldman, Sachs & Co., as dealer managers, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                    NOTICE OF OFFER TO PURCHASE FOR CASH
                       ALL OUTSTANDING ORDINARY SHARES

                                     OF

                         NEW DIMENSION SOFTWARE LTD.

                                     AT

                            $52.50 NET PER SHARE

                                     BY

                             BMC SOFTWARE, INC.

        BMC Software, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all the outstanding ordinary shares, NIS 0.01 par value per share (the "Shares"), of New Dimension Software Ltd., an Israeli corporation (the "Company"), at a purchase price of $52.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 11, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). See the Offer to Purchase for capitalized terms used but not defined herein. Following the Offer, the Purchaser intends to effect the Compulsory Acquisition described below.

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   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON THURSDAY, APRIL 8, 1999, UNLESS THE OFFER IS EXTENDED.
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        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (defined below) a number of Shares which constitutes at least ninety percent (90%) of the Shares then issued and outstanding and not owned by Purchaser or its subsidiaries determined in accordance with Section 236 of the Companies' Ordinance (New Version) 5743-1983 of the State of Israel (the "Companies' Ordinance"), (ii) satisfaction of certain regulatory conditions, including the expiration or termination prior to the expiration of the Offer of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) certain approvals related to the Offer by the shareholders of the Company at a Special Meeting as described in the Offer to Purchase, and (iv) certain other conditions. See Sections 1 and 14 of the Offer to Purchase.

        The Offer is being made pursuant to a Share Purchase and Tender Agreement (the "Tender Agreement") dated as of March 7, 1999, by and between Purchaser and the Company, which provides for certain agreements between the Company and Purchaser relating to the Offer. Concurrently with the execution of the Tender Agreement, Purchaser entered into Shareholder Agreements, each dated March 7, 1999 (the "Shareholder Agreements"), with Yossie Hollander and with Roni A. Einav, Dalia Prashker-Katzman and Einav Computer Systems, an Israeli corporation (each a "Principal Shareholder" and collectively, the "Principal Shareholders"). Pursuant to the Shareholder Agreements (a) the Principal Shareholders have agreed to tender into the Offer all of their Shares, which, on the date of the Tender Agreement, represented an aggregate of 61.0% of the issued and outstanding Shares, (b) the Principal Shareholders have granted to Purchaser an irrevocable option to purchase all of such Shares in certain circumstances, and (c) each Principal Shareholder has granted to Purchaser an irrevocable proxy to vote such Principal Shareholder's Shares with respect to matters relating to the Tender Agreement, the Offer or matters inconsistent with the Offer. The Tender Agreement and the Shareholder Agreements are more fully described in Section 12 of the Offer to Purchase.

        If Purchaser is successful in acquiring in the Offer at least ninety percent (90%) of the Shares not presently owned by it or its subsidiaries within four months of the date hereof (the "Initial Period"), Purchaser has agreed in the Tender Agreement, in accordance with Section 236 of the Companies' Ordinance, to declare by notice to the remaining shareholders (the "Notice of Acquisition") that it is unilaterally acquiring (the "Compulsory Acquisition") the remaining Shares not yet held by it on the same terms as those set forth in the Offer. The Purchaser has agreed to deliver the Notice of Acquisition at any time during the two month period following the Initial Period. See Section 1 of the Offer to Purchase for more details on the Compulsory Acquisition.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT, AS OF THE DATE OF THE TENDER AGREEMENT, THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RESOLVED, SUBJECT TO THE RECEIPT OF CERTAIN SHAREHOLDER APPROVALS RELATING TO THE OFFER AS DESCRIBED IN THE OFFER TO PURCHASE, TO RECOMMEND ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF THE COMPANY.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when Purchaser gives oral or written notice to BankBoston N.A., as the Depositary (in such capacity, the "Depositary"), of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders whose Shares have theretofore been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest on the Offer Price be paid by the Purchaser, regardless of any extension of the Offer or delay in making such payment.

        The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Thursday, April 8, 1999, unless and until Purchaser, in accordance with the terms of the Offer, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

        Subject to the terms of the Tender Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will exercise its right to extend the Offer. Purchaser also expressly reserves the right, subject to applicable laws (including applicable regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934), and to the terms of the Tender Agreement, at any time or from time to time, (i) to delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such delay in payment or termination to the Depositary, and
(ii) to amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, amendment or termination of the Offer, any waiver of any condition of the Offer, or any delay in payment, will be followed as promptly as practicable by a public announcement. In the case of an extension, such announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service (or a similar news service) or as otherwise may be required by law.

        Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided below. Shares tendered pursuant to the Offer may be withdrawn any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser, may also be withdrawn at any time after May 9, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notices of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

        All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

        The Company has provided Purchaser with its shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by Purchaser.

        The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and is incorporated herein by reference.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers. No fees or commissions will be payable to brokers, dealers or other persons (other than the Dealer Managers, the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                   The Information Agent for the Offer is:

                               [MacKenzie Logo]

                               156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                        CALL TOLL-FREE: (800) 322-2885

                    The Dealer Managers for the Offer are:

                             GOLDMAN, SACHS & CO.

                               85 Broad Street
                           New York, New York 10004
                        c(212) 902-1000 (Call Collect)
                          (800) 323-5678 (Toll-Free)

March 11, 1999

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